Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated December 13, 2017 with respect to the consolidated financial statements of Charter Financial Corporation (the “Company”) as of September 30, 2017 and 2016, and for each of the years in the three-year period ended September 30, 2017, and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2017, incorporated herein by reference, and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

April 1, 2019